Exhibit 10.40

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of March 11, 2013, by and between Galena Biopharma, Inc., a Delaware corporation (“Employer”), and Rosemary Mazanet, M.D., Ph. D., an individual and resident of the State of Connecticut (“Employee”), with reference to the following facts:

WHEREAS, Employer and Employee are parties to an Employment Agreement dated as of April 18, 2012 (the “Employment Agreement”), pursuant to which Employee serves as Employer’s Executive Vice President and Chief Medical Officer; and

WHEREAS, Employer and Employee wish to amend the Employment Agreement in certain respects as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which hereby are acknowledged, Employer and Employee hereby agree as follows:

1. Definitions. Terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Employment Agreement. References in the Employment Agreement and this Amendment to this “Agreement” mean the Employment Agreement as amended by this Amendment and as further amended from time to time as provided in the Employment Agreement.

2. Amendments.

(a) Section 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

4. Term. Employee’s employment shall commence on the Effective Date and shall terminate on April 18, 2014 (the “Term”), unless sooner terminated in accordance with Section 6. Notwithstanding any other provision of this Agreement, following the expiration of the Term, Employee’s employment shall continue on the terms and provisions hereof on an “at will” basis; as such, Employee’s employment may be terminated by Employer for any reason at any time upon written notice to Employee, or by Employee for any reason at any time upon not less than 30 days’ prior written notice to Employer, subject to Section 6.2(b) of this Agreement.

(b) Section 6.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

6.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause; provided, however, that Employer shall remain obligated to continue paying

Employee’s Base Salary at the time of termination for a period of six months following the termination. Upon any termination pursuant to this Section 6.2, Employee shall, not later than three days after the date of termination, be entitled to payment of any unused vacation time (only as accrued as of the date of such termination as provided in this Agreement and in accordance with applicable law) and reimbursement of business expenses accrued but unpaid as of the date of termination. If in the event of a change of control of Employer during the Term, the compensation, benefits, title, or duties of Employee under this Agreement are reduced, or Employee must relocate more than 50 miles from her current residence, Employee shall be considered terminated by Employer without Cause, with all of the benefits and payments due Employee as detailed in this Section 6.2.

3. No Other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

GALENA BIOPHARMA, INC.		EMPLOYEE

By:	/s/ Mark J. Ahn	/s/ Rosemary Mazanet
	Mark J. Ahn, Ph.D., President and Chief Executive Officer	Rosemary Mazanet, M.D., Ph. D.

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